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EXHIBIT 4(a)

                                BRUNSWICK BANCORP

                             2000 STOCK OPTION PLAN
                             (AMENDED AND RESTATED)

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SECTION 1.                 PURPOSE

                  The Brunswick Bancorp 2000 Stock Option Plan is hereby established to foster and promote the long-term success of Brunswick Bancorp and its shareholders by providing both employees and non-employee directors of the Corporation with an opportunity to obtain an equity interest in the Corporation through grants of non-qualified stock options. The Plan will assist the Corporation in attracting and retaining the highest quality of experienced employees and non-employee directors and in aligning the interests of such employees and non-employee directors more closely with the interests of the Corporation's shareholders by encouraging such parties to maintain an equity interest in the Corporation. The Plan is effective as of the Effective Date as defined herein.


SECTION 2.                 DEFINITIONS

         Capitalized terms not specifically defined elsewhere herein shall have the following meaning:

2.1 "1934 ACT" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

2.2 "AGREEMENT" means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan as determined by the Compensation Committee or the Board.

2.3 "AWARD" means a grant under the Plan of Non-Qualified Stock Options evidenced by an Agreement.

2.4 "BOARD" means the entire membership of the Board of Directors of the Corporation.

2.5 "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

2.6 "COMPENSATION COMMITTEE" means the Compensation Committee established to administer this Plan as set forth in Section 3 with respect to Options granted to Employees only, consisting of



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two or more "Non-Employee Directors" as such term is defined under Rule 16b-3 of the 1934 Act. The Board shall appoint the members of the Compensation Committee.

2.7 "COMMON STOCK" or "STOCK" means the voting Common Stock of the Corporation.

2.8 "CORPORATION" AND "EMPLOYER" means Brunswick Bancorp and any present or future subsidiary corporations of Brunswick Bancorp (as defined in Section 424 of the Code) or any successor to such corporations.

2.9 "DIRECTOR" means any individual who is a member of the Board.

2.10 "DIRECTOR EMERITUS" means a Non-Employee Director no longer serving on the Board, but who is eligible to participate in the Plan as designated by the Board.

2.11 "DISABILITY" means a permanent and total disability as defined in Section 22(e)(3) of the Code, provided that the Compensation Committee or Board in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Compensation Committee from time to time.

2.12 "EFFECTIVE DATE" means the date established under Section 13 herein.

2.13 "EMPLOYEE" means an individual employed by the Corporation and excludes a Non-Employee Director or a Director Emeritus.

2.14 "EXERCISE PRICE" means the price at which a Share may be purchased by a Participant as set forth in an Agreement and under Section 6.4(a) herein, pursuant to the exercise of an Option, as determined by the Compensation Committee or the Board.

2.15 "FAIR MARKET VALUE" means, with respect to shares of Common Stock, the fair market value as determined by the Board in good faith and in a manner established by the Board from time to time taking into account such factors as the Board, in the exercise of its good faith discretion, shall deem appropriate, such as the book value of the Common Stock, the trading value of the Common Stock, to the extent a reliable and established trading market for the Common Stock exists, and trading multiples, such as book value and earnings per share multiples, for comparably sized financial institutions trading on established trading markets.

2.16 "GRANT DATE" means the date on which an Award is granted to a Participant pursuant to an Agreement.

2.17 "NON-EMPLOYEE DIRECTOR" means a Director (i) who is not an Employee of the Corporation and (ii) that satisfies the requirements of Section 16b-3(b) of the 1934 Act.

2.18 "NON-QUALIFIED STOCK OPTION" means an Option to purchase Shares of Common Stock of the Corporation granted to a Participant pursuant to an Award under the Plan which is not intended to comply with the requirements of Section 422 of the Code.



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2.19 "NOTICE OF EXERCISE" means a Participant's written notice of intent to exercise an Option awarded under this Plan in accordance with Section 7.2.

2.20 "OPTION" means a Non-Qualified Stock Option granted under the Plan.

2.21 "PARTICIPANT" means an Employee or former Employee (to the extent provided under this Plan) of the Corporation as selected by the Compensation Committee who has received an Award under the Plan, or a current Non-Employee Director or Director Emeritus (to the extent provided under this Plan) as selected by the Board to receive an Option under the Plan.

2.22 "PLAN" means the Brunswick Bancorp 2000 Stock Option Plan, as amended from time to time.

2.23 "PLAN YEAR" means the calendar year.

2.24 "RETIREMENT" means termination of employment for an Employee on or after age 60.

2.25 "RULE 16B-3" means Rule 16b-3 promulgated under the 1934 Act, as amended, and any future regulation amending, supplementing or superceding such regulation.

2.26 "SECTION 16B-3 PERSON" means a person who, with respect to Shares, is subject to Section 16 of the 1934 Act.

2.27 "SHARES" means the Shares of the Corporation's Common Stock.

2.28 "TERMINATION" means (a) in the case of an Employee, a cessation of the relationship between an Employee and the Corporation not including death, Disability or Termination for Cause; and (b) in the case of a Non-Employee Director, a cessation of the Non-Employee Director's service on the Board for any reason without Director Emeritus designation by the Board. For purposes of the Plan, the following events shall not be deemed a Termination of a Participant in the case of an Employee: (i) a transfer to the employment of the Corporation from a subsidiary or from the Corporation to a subsidiary, or from one subsidiary to another, or (ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Corporation, if the Participant's right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Compensation Committee or Board otherwise so provides in writing.

2.29 "TERMINATION FOR CAUSE" means for an Employee or a Non-Employee Director, termination because of Participant's intentional failure to perform stated duties, personal dishonesty, willful violation of any law, rule regulation (other than traffic violations or similar offenses) or final cease and desist order issued by any regulatory agency having jurisdiction over the Participant or the Corporation.




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SECTION 3.                 ADMINISTRATION

3.1 GENERAL PROVISIONS. The Compensation Committee shall administer the Plan in accordance with its terms and purposes. The Compensation Committee shall consist of not less than two (2) Directors. The members of the Compensation Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board. The Compensation Committee shall be comprised solely of Directors who are "Non-Employee Directors" as defined in Section 2.17.

3.2 PLAN ADMINISTRATION. Among other things, with respect to Awards, the Compensation Committee shall have the discretion and exclusive authority to (a) approve and grant Awards, (b) determine the individuals to whom and the time or times at which Awards may be granted, (c) determine the terms and conditions of any Award granted hereunder, including whether to impose any vesting period, and the Exercise Price thereof subject to the requirements of this Plan, (d) interpret the Plan and Awards, (e) adopt, amend, alter and repeal such administrative rules, guidelines and practices governing the operation, administration, interpretation and application of the of the Plan as it shall from time to time consider advisable, (f) interpret the provisions of the Plan and any Award and to decide all disputes arising in connection with the Plan,
(g) interpret, amend or revoke any such rules and (h) take any action it deems necessary to ensure the delivery of benefits to Participants pursuant to existing Awards under the Plan in the event of a Change in Control as provided in Section 9.2. The Compensation Committee shall exercise the discretion granted to it hereunder in a uniform and nondiscriminatory manner. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option agreement in the manner and to the extent it shall deem appropriate to carry the Plan into effect, in its sole and absolute discretion. The Compensation Committee's decision and interpretations shall be final and binding. Any action of the Compensation Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members.

3.3 DELEGATION. In accordance with Section 3.1, the Compensation Committee, in its sole discretion, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Corporation; provided that the Compensation Committee may not delegate its authority and powers with respect to Section 16 Persons.

3.4 RIGHT TO RETAIN. The Compensation Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent.

3.5 NON-EMPLOYEE DIRECTORS. Notwithstanding any contrary provision of this
Section 3, the Board shall administer Section 8 of the Plan, and the Compensation Committee shall exercise no discretion with respect to Section 8. In the Board's administration of Section 8 and the Awards granted to Non-Employee Directors (including Directors Emeritus), the Board shall have all of the authority and discretion otherwise granted to the Compensation Committee in this Section with respect to the administration and operation of the Plan.




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SECTION 4.                 ELIGIBILITY

4.1 Employees of the Corporation shall be eligible to participate in the Plan. The Participants under the Plan shall be selected from time to time by the Compensation Committee, in its sole discretion, from among those eligible, and the Compensation Committee shall determine in its sole discretion the numbers of Shares to be covered by the Option or Options granted to each Participant. Non-Employee Director eligibility under the Plan will be determined under the provisions of Section 8.


SECTION 5.                 SHARES OF STOCK AVAILABLE FOR OPTIONS

5.1 MAXIMUM SHARES. The maximum number of Shares which may be issued and purchased pursuant to Awards of Options under the Plan is 250,000 Shares of Common Stock, no par value per Share, subject to adjustment as provided in
Section 5.3.

5.2 LAPSED AWARDS. If an Option granted under this Plan expires, lapses or terminates before exercise or is forfeited for any reason, before a Notice of Exercise is accepted and without a payment in the form of the transfer of ownership of Common Stock to the Participant pursuant to such exercise of an Award, the Shares of Common Stock subject to such Award, to the extent of such expiration, termination or forfeiture, shall again be available for subsequent Awards of Options under Plan. Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

5.3 ADJUSTMENT. In the event that the Compensation Committee determines, in its sole discretion, that any stock dividend, stock split, reverse stock split or combination, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reclassification, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be granted or made available under the Plan to Participants, the Compensation Committee shall proportionately and appropriately adjust equitably any or all of (i) the maximum number and class of shares of Common Stock in respect of which Options may be granted under the Plan to Participants, (ii) the number and class of shares of Common Stock subject to outstanding Options held by Participants, (iii) the Exercise Price with respect to any Options held by Participants, without changing the aggregate purchase price as to which such Options remain exercisable, (iv) the numerical limit of Section 5.1 in such manner as the Compensation Committee shall determine to be appropriate to prevent the dilution or diminution of such Awards, and (v) if considered appropriate, the Compensation Committee may make provision for a cash payment with respect to any outstanding Options held by a Participant. No fractional Shares shall be issued on account of any such adjustment. Any adjustments under this Section will be made by the Compensation Committee, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.




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SECTION 6.                 NON-QUALIFIED STOCK OPTIONS

6.1 GRANT OF OPTIONS. The Compensation Committee may, from time to time, approve Awards of Non-Qualified Stock Options to Participants upon such terms and conditions as the Compensation Committee may determine. In accordance with
Section 8, the Board may, from time to time, approve Awards of Non-Qualified Stock Options to Non-Employee Director Participants or Director Emeritus Participants.

6.2 NUMBER OF OPTIONS. The Compensation Committee, in its sole discretion, shall determine the number of Shares subject to each Option Award.

6.3 AWARD AGREEMENT. Each Award shall be evidenced by a written Agreement executed by the Participant and the Corporation and shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which an Option pertains, any conditions to exercise of the Option, and such other terms and conditions as the Compensation Committee, in its discretion, shall determine to be necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles.

6.4 TERMS AND CONDITIONS. Awards of Non-Qualified Stock Options under this Plan are subject to the following terms and conditions:

                  (a) Exercise Price. The Exercise Price per share of Common Stock pursuant to an Award shall be determined by the Compensation Committee on the date the option is granted and set forth in the Agreement. Shares may be purchased only upon full payment of the Exercise Price. Payment of the Exercise Price may be made in accordance with Section 7.4.

                  (b) Terms of Options; Expiration. The term during which each Non-Qualified Stock Option may be exercised shall be determined by the Compensation Committee, but in no event shall a Non-Qualified Stock Option be exercisable in whole or in part more than five (5) years from the date of grant, unless otherwise determined by the Compensation Committee or the Board.

                  (c) Termination of Service. Notwithstanding any contrary provisions in an Agreement, subject to the approval of the Compensation Committee, if there is a Termination for any reason other than death, Disability or Termination for Cause, the Participant's Non-Qualified Stock Options shall be exercisable only as to those shares which were immediately exercisable by the Participant at the date service ceases and only for a period of three months following such termination. Options which are not exercisable on the date of such Termination shall never become exercisable.

                  (d) Termination for Cause. Notwithstanding any provision set forth herein nor contained in any Agreement, in the event of Termination for Cause, all rights under the Participant's Non-Qualified Stock Options pursuant to an Award shall expire as of the date of the Termination for Cause, as determined by the Compensation Committee.



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                  (e) Death; Disability. In the event of Termination as a result of a Participant's death or Disability, all outstanding Non-Qualified Stock Options held by the Participant, whether or not exercisable at such time, shall be exercisable by the Participant or his legal representatives or beneficiaries for one year or such longer period as determined by the Compensation Committee following the date of the Participant's death or Disability, provided that in no event shall the period extend beyond the expiration of the Non-Qualified Stock Option term specified in the Agreement.

                  (f) Retirement. In the event of Retirement, Options held by a Participant may be exercised for a period of time ending the earlier of (i) the remaining term of the Option, or (ii) six months.

                  (g) Nontransferability. Except as provided herein, no Option granted under this Plan shall be assignable or transferable by a Participant, other than by operation of the laws of descent and distribution, and any attempted disposition not in compliance with the provisions hereof shall be null and void and of no further effect. A Participant may transfer or assign an Option granted hereunder to an immediate family member or trust or benefit plan established for the benefit of an immediate family member. For purposes of this provision, the term "immediate family member" means a Participant's spouse, parents and offspring.

                  (h) Additional Restrictions. The Compensation Committee may impose such restrictions on any Shares under an Award and acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable Federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

                  (i) No Obligation To Repurchase Common Stock. The Corporation shall have no obligation to repurchase Common Stock acquired by Participants under the Plan.


SECTION 7.                 EXERCISE OF OPTIONS

7.1 EXERCISE; ACCELERATION. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Compensation Committee may determine in its sole discretion as provided for under the terms of the Plan and the Agreement. After an Award is made, the Compensation Committee, in its sole discretion, may accelerate or extend the period during which the Option(s) are exercisable. However, in no event may any option granted to a Section 16 Person be exercisable until at least six (6) months following the Grant Date.

7.2 NOTICE OF EXERCISE. Any Award hereunder which has become exercisable may be exercised from time to time, in whole or in part, by delivering written Notice of Exercise, in the form delivered with and attached to an Agreement issued pursuant to this Plan, to the Chief Financial Officer of the Corporation.

7.3 AWARD DIFFERENTIALS. Each Award may be granted alone, in addition to or in relation to any other Award under this Plan. The terms of each Option need not be identical, and the



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Compensation Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Option, any determination with respect to an Option may be made by the Compensation Committee at the time of Award or at any time thereafter.

7.4      PAYMENT UPON OPTION EXERCISE.

                  (a) The Notice of Exercise required under Section 7.2 is irrevocable and must be accompanied by full payment of the Exercise Price, in cash or by cash equivalent unless otherwise provided for by the Compensation Committee.

                  (b) Unless otherwise provided in this Plan or an Agreement, the Participant shall pay to the Corporation by cash or cash equivalent any taxes required by law to be withheld in respect of an exercise of Options under the Plan no later than the date of the event creating the tax liability. The Corporation may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

                  (c) As soon as practicable after receipt of a Notice of Exercise and full payment for the Shares purchased, the Corporation shall deliver to the Participant (or the Participant's designated broker) Share certificates (which may be in book entry form) representing such Shares.


SECTION 8.                 NON-EMPLOYEE DIRECTORS

8.1 PLAN PROVISIONS. Except where references to this Section 8 are otherwise incorporated in this Plan, and excluding Sections 2 and 3, all references to the "Compensation Committee" in this Plan Document shall be deemed substituted by the word "Board" and all provisions of this Plan shall hereby apply to Options granted to Non-Employee Directors and Directors Emeritus as provided in this
Section 8.

8.2 ELIGIBILITY. A Non-Employee Director or a Director Emeritus shall be eligible to participate in the Plan. Participants shall be selected from time to time by the Board, in its sole discretion, from among those eligible, and the Board shall determine in its sole discretion the terms and conditions of Shares to be covered by the Award granted to each Participant.

8.3 FEE ELECTION. Pursuant to such procedures as the Board (in its discretion) may adopt from time to time, a Non-Employee Director may elect to forgo receipt of all or a portion of Director fees and meeting fees otherwise due to the Non-Employee Director in exchange for Shares. The number of Shares received by any Non-Employee Director shall equal the amount of foregone compensation divided by the Fair Market Value of a Share on the date that the compensation otherwise would have been paid to the Non-Employee Director, rounded up to the nearest whole number of Shares. The procedures adopted by the Board for elections under this Section shall be designed to ensure that any such election by a Non-Employee Director will not disqualify him or her as a "Non-Employee Director" under Rule 16b-3, and all interpretations thereof shall be made accordingly.



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8.4 ADJUSTMENTS. In the case of Awards to Non-Employee Directors or Directors
Emeritus, adjustments under Section 5.3 will be made by the Board in its sole discretion to prevent the dilution or diminution of such Awards.

8.5 AWARDS. All Awards to Non-Employee Directors or Directors Emeritus shall be made pursuant to a Board Resolution adopted by the entire Board in accordance with the terms of this Plan and the Agreement. A Board Resolution awarding an Option under this Plan will contain the name of each Non-Employee Director or Director Emeritus involved in the Award, the nature of the Award, the number and type of Option(s) to be acquired and disposed of by each Non-Employee Director or Director Emeritus, the material terms of any derivative securities involved in the Award, and a statement that the approval of the Resolution is being obtained for the purpose of exempting the Award under Rule 16b-3.


SECTION 9.        GENERAL PROVISIONS APPLICABLE TO OPTIONS

9.1      SECTION 16 EXEMPTION.

                  (a) Employees. Notwithstanding any other provision of the Plan, in order to qualify for the exemption provided by Rule 16b-3 of the Act, any Common Stock acquired by an Employee who is a Section 16 Person pursuant to an Award shall not be exercised for six (6) months after the Grant Date. The Compensation Committee shall have no authority to take any action if the authority to take such action, or the taking of such action, would disqualify the Plan from the exemption provided by Rule 16b-3 of the Act at a time when the Company is subject to the provisions of Rule 16b-3 of the 1934 Act.

                  (b) Non-Employee Directors. Notwithstanding any other provision of the Plan, in order to qualify for the exemption provided by Rule 16b-3 of the 1934 Act for acquisitions, any Common Stock acquired by a Non-Employee Director or Director Emeritus who is a Section 16 Person pursuant to an Award may not be exercised for six (6) months after the Grant Date. The Board, as provided in Section 8, shall have no authority to take any action if the authority to take such action, or the taking of such action, would disqualify the Plan from the exemption provided by Rule 16b-3 of the Act at a time when the Corporation is subject to the provisions of Rule 16b of the Act.

9.2 CHANGE IN CONTROL. In the event of a consolidation, reorganization, merger or sale of all or substantially all of the assets of the Corporation in each case in which outstanding Shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity or in the event of a liquidation of the Corporation, the Compensation Committee will provide for any one or more of the following actions, as to outstanding Options:
(i) provide that such Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to the Participants, provide that all unexercised Options will terminate immediately prior to the consummation of such transaction unless exercised (to the extent then exercisable) by the Participant within a specified period following the date of such notice, (iii) in the event of a merger under the terms of which holders of the Common Stock of the Corporation will receive upon consummation thereof a cash



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payment for each share surrendered in the merger (the "Merger Price"), make or provide for a cash payment to the Participants equal to the difference between
(A) the Merger Price times the number of shares of Common Stock subject to such outstanding Options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate Exercise Price of all such outstanding Options in exchange for the termination of such Options, (iv) provide that all or any outstanding Options shall become exercisable in full immediately prior to such event provided however that no adjustment shall be made pursuant to this
Section 9.2 if such adjustment would cause the Plan to fail to comply with Rule 16b-3 of the 1934 Act, or (v) any other action that the Compensation Committee deems equitable and appropriate upon the occurrence of an event as defined herein.


SECTION 10.       AMENDMENT; TERMINATION

10.1 AMENDMENT. The Compensation Committee may at any time, and from time to time, amend, modify or terminate the Plan or any outstanding Option held by a Participant, including substituting therefor another Option of the same or a different type or changing the date of exercise or realization, provided that the Participant's consent to each action shall be required unless the Compensation Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant, and further provided that no amendment or modification will be permitted if such amendment or modification would cause the Plan to fail to comply with Rule 16b-3 under the 1934 Act.

10.2 GRANT LIMITS. Options may not be awarded under the Plan after the tenth anniversary of its adoption, but then outstanding Options may extend beyond such date.


SECTION 11.       MISCELLANEOUS

11.1 NO RIGHT TO CONTINUED EMPLOYMENT. No person shall have any claim or right to an Award, and an Option Award shall not be construed as giving a Participant the right to continued employment. The Corporation expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Option.

11.2 ADDITIONAL PLANS. Nothing contained in the Plan shall prevent the Corporation from adopting other or additional compensation arrangements.

11.3 SHAREHOLDER RIGHTS. Subject to the provisions of the applicable Award, no Participant shall have any rights as a shareholder (including, without limitation, any rights to receive dividends, or non cash distributions with respect to such shares) with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof.

11.4 COMPLIANCE WITH APPLICABLE LAW. Notwithstanding anything to the contrary expressed in this Plan, any provisions hereof that vary from or conflict with any applicable Federal or state securities laws (including any regulations promulgated thereunder) shall be deemed to be modified to conform to and comply with such laws.

11.5 INDEMNITY. No member of the Compensation Committee shall be liable for any action or determination taken or granted in good faith with respect to this Plan nor shall any member of the Compensation Committee be liable for any Agreement issued pursuant to this Plan or any grants under it. Each member of the Compensation Committee shall be indemnified by the Corporation against any losses incurred in such administration of the Plan, unless his action constitutes serious and willful misconduct.

11.6 WITHHOLDING. Whenever income taxes are payable with respect to Shares, the Corporation shall have the right to require a Participant to remit to the Corporation an amount sufficient to satisfy any Federal, state and local withholding tax requirements. The Compensation Committee, pursuant to such procedures as it may specify from time to time, will permit a Participant to satisfy all or part of the tax withholding obligations in connection with an Award by (a) having the Corporation withhold otherwise deliverable Shares; (b) delivering to the Corporation already-owned Shares having a Fair Market Value equal to the amount required to be withheld; or (c) by any other means which the Compensation Committee determines to both provide legal consideration for the Shares, and to be consistent with the purposes of this Plan. The amount of the withholding requirement shall be deemed to include any amount which the Compensation Committee determines, not to exceed the amount determined by using the maximum Federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

11.7 BENEFICIARY DESIGNATION. A Participant may file with the Compensation Committee a written designation of a beneficiary or beneficiaries (subject to the approval of the Compensation Committee and the limitations and format that the Compensation Committee may prescribe) to receive, in the event of the death of the Participant, any vested but unpaid Awards under this Plan. A Participant may from time to time revoke or change the beneficiary designation under the Plan provided, however, that if the Compensation Committee shall be in doubt as to the right of any such beneficiary to receive any benefit under the Plan, the Compensation Committee may determine to recognize only a disposition to the legal representative of the recipient, in which case the Corporation, the Compensation Committee and the members thereof shall not be under any further liability to anyone. In the absence of such designation, any vested benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate and, subject to the terms of the Plan and of the applicable Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant's estate.

11.8 UNFUNDED PLAN. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Corporation, nothing contained herein shall give any rights that are greater than those of a general creditor of the Corporation.



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

11.9 SUCCESSORS. All obligations of the Corporation under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Corporation.


SECTION 12.       LEGAL CONSTRUCTION

12.1 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not effect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.2 COMPLIANCE WITH RULE 16B-3. Transactions under this Plan with respect to
Section 16 Persons are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan, Award, Agreement or action by the Compensation Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Compensation Committee. Notwithstanding any contrary provision of the Plan, if the Compensation Committee specifically determines that compliance with Rule 16b-3 no longer is required, all references in the Plan to Rule 16b-3 shall be null and void.

12.3 GOVERNING LAW. The Plan shall be construed, administered and enforced according to the laws of the State of New Jersey, without regard to the choice of law provisions thereof.

12.4 GENDER AND NUMBER. The masculine gender, wherever used, shall include the feminine and neuter genders, and the singular shall include the plural, and vice versa, unless the context clearly requires otherwise.

12.5 HEADINGS. The headings contained in the Plan are for reference only and not intended to be a part of, or to affect the meaning or interpretation of, the provisions of this Plan.


SECTION 13.       EFFECTIVE DATE

13.1 This Plan is effective January 1, 2000.




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